Filed pursuant to Rule 424(b)(3)

File No. 333-239577

Primark Private Equity Investments Fund

(the “Fund”)

Class I Shares

Class II Shares

Supplement dated September 1, 2022 to the Prospectus and Statement of Additional Information (“SAI”) each dated July 29, 2022 and as supplemented from time to time

On July 28, 2022, shareholders of the Fund approved (i) a new investment management agreement (“Advisory Agreement”) between Primark Advisors LLC (the “Adviser”) and the Fund, and (ii) a sub-advisory agreement (the “Sub-Advisory Agreement”) between the Adviser and Meketa Investment Group Inc. (“Meketa” or the “Sub-Adviser”), with respect to the Fund. The Advisory Agreement was effective July 29, 2022. Effective September 1, 2022, Meketa is the sub-adviser to the Fund. The Adviser has allocated responsibility for a substantial portion of the assets, and may in the future allocate all of the assets, of the Fund to the Sub-Adviser for the day-to-day investment management of such assets subject to the Adviser’s oversight.

Effective September 1, 2022, the following changes are made to the Prospectus and SAI of the Fund.

1.	In the Prospectus at page 5, the sub-sections titled “Summary- The Adviser” and “Summary- The Sub-Adviser” shall read in their entirety as follows:

The Adviser

Pursuant to an investment management agreement (the “Investment Management Agreement”), Primark Advisors LLC (“Primark” or the “Adviser”), an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), serves as the Fund’s investment adviser. The Adviser was organized under the laws of the State of Delaware on June 5, 2020. The Adviser may allocate responsibility for all or a portion of the assets of the Fund to the Sub-Adviser for the day-to-day investment management of such assets subject to the Adviser’s oversight.

The Sub-Adviser

Pursuant to a sub-advisory agreement, (the “Sub-Advisory Agreement”), Meketa Investment Group, Inc. (the “Sub-Adviser”), serves as the Fund’s sub-adviser and provides the day-to-day portfolio management of those assets of the Fund allocated to it by the Adviser. The Sub-Adviser began business in 1974 as a partnership and was incorporated in Massachusetts in 1978.

2.	In the Prospectus at page 38, the following is added after the first sentence of the sub-section titled “Management of the Fund- Portfolio Managers”:
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Primark Advisors LLC

Michael Bell is primarily responsible for the day-to-day management of the Fund’s assets that are not allocated to Meketa. Michael Bell is a Managing Director of Primark. He is also president of Forum Capital Advisors LLC. Prior to Primark, Michael built, and was the CEO for a $12B RIA managing more than 30 investment strategies and a $10B liquid alternative mutual fund complex that launched more than 50 alternative funds. Most recently he purchased, grew and sold a family office-backed $6B RIA. Also, prior to 1999, he specialized as a corporate finance attorney for Latham & Watkins and was a CPA for KPMG. He holds a BS in Commerce from the University of Virginia and a JD from West Virginia University

3.	In addition, all other references in the Prospectus to Meketa or “Sub-Adviser” under the sections titled “Use of Proceeds,” “Investment Objectives and Strategies,” “Investment Process Overview,” “Investment Policies,” “General Risks” and “Conflicts of Interest” are replaced with “Adviser/Sub-Adviser, as applicable,”.
4.	In the SAI beginning at pages 14, the following is added as the fourth paragraph under the section titled “INVESTMENT MANAGEMENT AND OTHER SERVICES-The Adviser”:

The Investment Management Agreement authorizes the Adviser to delegate any or all of its responsibilities with respect to portfolio management services to one or more parties that may or may not be affiliated with the adviser (each such party, a “sub-adviser”), in each case pursuant to a written sub-advisory agreement approved by the Trustees and, if required by law, the shareholders of the Fund. The Investment Management Agreement provides that, in the event that the Adviser delegates all or any part of its responsibilities under the Investment Management Agreement, the Adviser will furnish the following oversight services: (i) supervising and overseeing each sub-adviser’s provision of portfolio management services; (ii) analyzing and reviewing the performance of each sub-adviser and reporting to the Board regarding same; (iii) reviewing and considering any changes in the ownership, senior management, or personnel fulfilling the obligations of each sub-adviser and reporting to the Board regarding same; (iv) conducting periodic diligence meetings with respect to compliance matters with representatives of each sub-adviser; (v) assisting the Board and management of the Fund in developing and reviewing information with respect to the approval and renewal of each agreement with a sub-adviser and presenting related recommendations to the Board; (vi) identifying potential successors to or replacements of any sub-adviser, or any potential additional sub-adviser, and presenting related recommendations to the Board; (vii) compensating each sub-adviser from the Adviser’s own resources; and (viii) performing such other review and reporting functions as the Board shall reasonably request.

5.	In the SAI beginning at pages 16 and 17, the sections titled “Other Accounts Managed by the Portfolio Managers” and “Management Team Ownership of Securities in the Fund”:

Other Accounts Managed by the Portfolio Manager

The table below identifies the number of accounts for which the Portfolio Managers have day-to-day management responsibilities and the total assets in such accounts, within each of the following categories: registered investment companies, other pooled investment vehicles and other accounts, as of March 31, 2022.

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	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts(1)	Total Assets ($ millions)	Number of Accounts	Total Assets ($ millions)	Number of Accounts	Total Assets
Michael Bell(2)	0	$0	0	0	0	$0
Peter S. Woolley(3)	0	$0	4	$3,095	0	$0
Stephen P. McCourt(3)	0	$0	3	$7,421	0	$0
John A. Haggerty(3)	0	$0	45	$7,980	0	$0
Ethan Samson(3)	0	$0	45	$7,980	0	$0
Steven Hartt(3)	0	$0	45	$7,980	0	$0
Amy Hsiang(3)	0	$0	1	$240	0	$0

(1) Includes the Fund.

(2) Appointed as a portfolio manager of the Fund effective June 30, 2022.

(3) Appointed as a portfolio manager of the Fund effective September 1, 2022.

The table below identifies the number of accounts for which the Portfolio Managers have day-to-day management responsibilities and the total assets in such accounts with respect to which the advisory fee is based on the performance of the account, within each of the following categories: registered investment companies, other pooled investment vehicles, and other accounts, as of March 31, 2022.

	Registered Investment Companies for which the Adviser/Sub-Adviser receives a performance-based fee		Other Pooled Investment Vehicles managed for which the Adviser/Sub-Adviser receives a performance-based fee		Other Accounts managed for which the Adviser/Sub-Adviser receives a performance-based fee
Portfolio Manager	Number of Accounts	Total Assets	Number of Accounts	Total Assets	Number of Accounts	Total Assets
Michael Bell(1)	0	$0	0	$0	0	$0
Peter S. Woolley(2)	0	$0	0	$0	0	$0
Stephen P. McCourt(2)	0	$0	0	$0	0	$0
John A. Haggerty(2)	0	$0	0	$0	0	$0
Ethan Samson(2)	0	$0	0	$0	0	$0
Steven Hartt(2)	0	$0	0	$0	0	$0
Amy Hsiang(2)	0	$0	0	$0	0	$0

(1) Appointed as a portfolio manager of the Fund effective June 30, 2022.

(2) Appointed as a portfolio manager of the Fund effective September 1, 2022.

Portfolio Manager Ownership of Securities in the Fund

Name of Portfolio Manager	Dollar Range of Equity Securities in the Fund(1)
Michael Bell(2)	$500,001–$1,000,000
Peter S. Woolley(3)	$0
Stephen P. McCourt(3)	$0
John A. Haggerty(3)	$0
Ethan Samson(3)	$0
Steven Hartt(3)	$0
Amy Hsiang(3)	$0

(1) As of March 31, 2022.

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(2) Appointed as a portfolio manager of the Fund effective June 30, 2022. Includes direct ownership as well as beneficial ownership through the Adviser’s investments in the Fund.

(3) Appointed as a portfolio manager of the Fund effective September 1, 2022.

This Supplement should be read in conjunction with the Fund’s Prospectus and SAI. This Supplement, and the Prospectus and SAI, each dated July 29, 2022, as supplemented from time to time, provide relevant information for all shareholders and should be retained for future reference. The Prospectus and SAI have been filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference. These can be obtained without charge by calling 1-877-792-0924.